Exhibit 107
Calculation of Filing Fee Tables
Form S-3ASR
(Form Type)

Anteris Technologies Global Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	1	Equity	Common Stock, $0.0001 par value per share	Other	2,346,936	$7.50	$17,602,020.00	0.0001381	$2,430.84
Fees to be Paid	2	Equity	Common Stock, $0.0001 par value per share	Other	3,038,064	$8.07	$24,517,176.48	0.0001381	$3,385.83
	Total Offering Amounts						$42,119,196.48		$5,816.67
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$5,816.67

1
Note 1a: Represents shares of common stock, par value $0.0001 per share (“common stock”), of Anteris Technologies Global Corp. (the “Company”) that are issuable upon exercise of previously issued warrants to purchase common stock (“Common Stock Warrants”).

Note 1b: Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered includes such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions. Additionally, pursuant to Rule 416(b) under the Securities Act, if prior to the completion of the distribution of the common stock registered hereunder, all shares of common stock are combined by a reverse stock split into a lesser number of shares of common stock, the number of undistributed shares of common stock covered by the registration statement shall be proportionately reduced.

Note 1c: Pursuant to Rule 457(g) under the Securities Act and solely for the purpose of calculating the registration fee with respect to the shares of common stock issuable upon exercise of the Common Stock Warrants, the proposed maximum offering price per unit and proposed maximum aggregate offering price are based upon the exercise price of the Common Stock Warrants of $7.50 per share.

2
Note 2a: Represents shares of common stock represented by CHESS Depositary Interests (“CDIs”) that are issuable upon the exercise of warrants to purchase CDIs (“CDI Warrants”).

Note 2b: See Note 1b.

Note 2c: Pursuant to Rule 457(g) under the Securities Act and solely for the purpose of calculating the registration fee with respect to the shares of common stock represented by CDIs that are issuable upon exercise of the CDI Warrants, the proposed maximum offering price per unit and proposed maximum aggregate offering price are based upon the exercise price of the CDI Warrants of A$11.50 per share (as translated to approximately $8.07 per share using an exchange rate of A$1.4247 to $1.00 as of June 18, 2026, as released by the Board of Governors of the Federal Reserve System).